Exhibit 99.2
Xylem Inc.
1 International Drive, Rye Brook N.Y. 10573
Tel +1.914.323.5700

NEWS RELEASE

Contacts: Media
Houston Spencer
+1 (914) 240-3046
Houston.Spencer@xylem.com

Xylem Appoints Mark Morelli to Board of Directors

RYE BROOK, NY, (January 31, 2022) – Global water technology leader, Xylem (NYSE:XYL), today announced the appointment of Mark Morelli to the Company’s Board of Directors, effective February 3, 2022.

Mr. Morelli currently serves as President and CEO of Vontier Corporation, the $3B global industrial technology company focused on smarter mobility. He brings nearly two decades of experience leading industrial and technology corporations through transformative growth and innovation. Previously, he served as President and CEO of Columbus McKinnon, COO of Brooks Automation, CEO of alternative energy company Energy Conversion Devices, and as a President of United Technologies.

“It’s our pleasure to welcome Mark to the Board of Directors,” said Robert Friel, Chair of Xylem’s Board. “Mark’s deep leadership experience and global perspective, together with his extensive background in industrial technology and innovation, will be invaluable in guiding Xylem’s strategy to accelerate the digital transformation of water. We look forward to working together to grow the company and create value for our shareholders.”

Patrick Decker, Xylem’s President and CEO added, “Mark brings rich experience leading companies at the forefront of smart and sustainable solutions, shaping high-performance teams, and advancing diversity, equity and inclusion in the workplace. His insights will add value across our stakeholder base – enhancing our capability to serve our customers, helping to drive progress against our sustainability commitments and accelerating our company’s growth.”

Mark Morelli holds an MS from the Massachusetts Institute of Technology and a BS in Mechanical Engineering from the Georgia Institute of Technology. He lives in Raleigh, North Carolina with his family.

About Xylem
Xylem (XYL) is a leading global water technology company committed to solving critical water and infrastructure challenges with innovation. Our more than 16,000 diverse employees delivered revenue of $4.88 billion in 2020. We are creating a more sustainable world by enabling our customers to optimize water and resource management, and helping communities in more than 150 countries become water-secure. Join us at www.xylem.com.
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